Exhibit 2.1

ASSET PURCHASE AGREEMENT

DATED AS OF JANUARY 9, 2003

BY AND BETWEEN

USA BROADBAND, INC.

AND

DICK CLARK INTERNATIONAL CABLE VENTURES, LTD., CABL
E S.A. DE C.V., LAS AMERICAS BROADBAND, INC.,
AND CARLOS BUSTAMANTE, SR.

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“APA”), dated as of January 9, 2003, is made by and between USA BROADBAND, INC., a Delaware corporation (“USAB”), and dick clark international cable ventures, ltd. (a Turks and Caicos entity) (“dcicv”) Cable California SA de CV, (“Cable”) a Mexican Corporation, Las Americas Broadband, Inc. (“LABN”), and Carlos Bustamante, Sr., an individual who resides in the United Mexican States.  The foregoing are collectively referred to herein as the “PARTIES” and individually, as a “PARTY.” USAB is the “Buyer.”

RECITALS

WHEREAS, Cable is engaged in the business of developing and marketing cable television services in the Northern Baja California region of Mexico.

WHEREAS, USAB owns and operates private cable video and television services in California and other geographic markets in the United States;

WHEREAS, dcicv owns (i) one hundred percent (100%) of the Class B stock of Cable, which represents forty-nine percent (49%) of the voting stock of Cable and (ii) one hundred percent (100%) of the Class N stock of Cable, which represents ninety percent (90%) of the economic interest  in Cable (collectively, the “Shares”);

WHEREAS, USAB desires to acquire the Shares and obtain certain other tangible and intangible assets related to Cable’s operations in Mexico from LABN; WHEREAS, dcicv desires to transfer the Shares and LABN desires to transfer such assets, respectively, on the terms and conditions hereinafter set forth.

WHEREAS, Cable holds a valid concession from the government of Mexico and all supplemental business permits associated with the installation and operation of an advanced video and data cable television system in the Northern Baja California region of Mexico, and specifically in the greater Tijuana, Mexico metropolitan area;

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, representations, warranties and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby  acknowledged, the parties agree as follows:

ARTICLE I

1.1                                 The Acquisition and Transfer of Assets. On the terms and subject to the conditions contained herein, USAB agrees to acquire:

1.1.1                        Stock of Cable.  USAB or its subsidiary will acquire the Shares, as evidenced by one or more stock certificates (or other documentation reasonably acceptable to

USAB) transferred to USAB or its subsidiary and recorded on the official stock ledger and other books and records of Cable.  It is understood that the Shares will be transferred to USAB from dcicv.

1.1.2                        Inventory, Equipment and Property.  At the Closing, LABN will transfer to USAB or a USAB subsidiary, the inventory, property, intellectual property, customer lists, receivables, payables, trademarks, contracts, leases, equipment, and other tangible and intangible assets listed on Schedule 1.2 (“Transferred Assets”) to this Agreement, currently on the books and records of LABN but used in the operations in the normal course of business of Cable.  Except as set forth on Schedule 1.2, LABN is the lawful owner of the Transferred Assets and has the complete and unrestricted power and the unqualified right to sell, transfer, assign and deliver the Transferred Assets to USAB.  Except for the assets set forth on Schedule 1.2, LABN is not transferring any other assets to USAB.  Except as set forth on Schedule 3.05, the Transferred Assets will be transferred and assigned to USAB on the Closing Date free and clear of all liens, security interests, claims (including claims for Taxes), licenses, rights to use or possess, other contractual restrictions and other charges and encumbrances, and, upon such transfer and assignment, Buyer will be vested with good and marketable title to the Transferred Assets.  The Transferred Assets, except for title and the other representations specifically set forth in this Agreement, are being transferred on an “as is” basis.

1.1.3                        Sufficiency of Assets.  Except to the extent disclosed on Schedule 1.3, the Transferred Assets comprise all rights and assets necessary and sufficient for USAB to conduct the Business of Cable in Mexico after the Closing as it was conducted by LABN/Cable prior to the Closing.

1.1.4                        Assumption of Liabilities.  At the Closing, and except as otherwise specifically provided in Section 2(b), USAB will:

1.1.4.1                         Assume $1,250,000 (one million, two hundred fifty thousand dollars) in debt, liabilities, and other financial obligations of Cable and of LABN, specifically related to operations in Mexico as agreed to by the parties (the “Assumed Payables”), as specifically set forth on Exhibit 1.4.  In the event USAB determines, in its sole discretion, that it is necessary to assume additional liabilities of Cable, it may do so, and the note described in Section 1.6.2  by LABN in favor of USAB (attached as Exhibit 4.2 ) with current principal due of $890,276 (eight hundred and ninety thousand two hundred and seventy-six dollars), and a revised principal balance of $500,000 (five hundred thousand dollars) upon Closing hereof, will be increased by the amount of such liabilities so assumed; provided, however, that in no event shall such assume liabilities in the aggregate exceed $1,750,000 (one million seven hundred fifty thousand dollars) ..

1.1.4.2                         Assume LABN’s obligations, and receive an assignment of its rights, under that certain agreement dated as of September 26, 2002, among LABN, Cable, Carlos Bustamante, Sr., and LABN Mexico, S.A. de C.V., attached as Exhibit 1.4.3 hereto, with such amendments as are necessary to substitute USAB, including the issuance of stock of USAB in the place of stock of LABN, at a revised ratio of    shares of USAB for every     share of LABN to be issued.  LABN and Bustamante hereby agree to take such action as may be required to effectuate the intent of this Section.

1.1.4.3                         Excluded Liabilities.  Unless and to the extent specifically set forth on Schedule 1.4, in no event shall USAB assume or incur any liability or obligation under this Section 2 or otherwise of LABN.

1.1.4.4                         No Expansion of Third Party No Expansion of Third Party Rights.  The assumption by USAB of the assumed liabilities shall not expand the rights or remedies of any third party against USAB or CABLE as compared to the rights and remedies which such third party would have had against CABLE had USAB not assumed the assumed liabilities.

1.1.5                        Consideration. In consideration for the purchase of the Stock and Assets described above, USAB agrees to the following:

1.1.5.1                         Issuances of Common Stock.

(a)                                  Upon Closing, USAB will issue 2,500,000 (two million, five hundred thousand) shares of USA Broadband, Inc. common stock in the name of dcicv or its assignees, 125,000 of which will be held in an Escrow Account for 12 months from the Closing, as indemnification for the representations and warranties of dcicv/Cable.

(b)                                 Upon Closing, USAB will issue 2,250,000 (two million, two hundred and fifty thousand) shares of USA Broadband, Inc. common stock in the name of LABN, 125,000 of which will be held in an Escrow Account for 12 months from the Closing, as indemnification for the representations and warranties of dcicv/Cable.

(c)                                  Upon Closing, USAB will issue 250,000 (two hundred and fifty thousand shares) of USA Broadband, Inc. common stock in the name of Carlos Bustamante.

(d)                                 Legends.  LABN understands that the USA Broadband common stock and any securities issued in respect thereof or exchange therefor, may bear the following legends, or one substantially similar:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933”

1.1.6                        Assignment/Forgiveness of Debt.

1.1.6.1                         Upon Closing, LABN will assign to USAB a certain note payable by Cable in favor of LABN, in the amount of $7,000,000 ( the “LABN Note”), attached hereto as Exhibit 1.6, and rights to all future payments owed to it under the note. USAB will assume all obligations under such Note from and after the Closing.

1.1.6.2                         Upon Closing, USAB will forgive $390,276 (three hundred and ninety thousand two hundred seventy six dollars) in debt owed by LABN to USAB pursuant to a Note (attached as Exhibit 4.2) with current principal due of $ 890,276 (eight hundred and ninety thousand two hundred seventy six dollars), for a revised principal balance of $500,000 (five hundred thousand dollars), and will extend the maturity date to June 30, 2003. USAB will grant LABN an option to extend the note for an additional six month term in exchange for increasing the annual interest rate of 10% an additional 10%, to the new rate of 20%.  The revised and amended note shall remain as presently collateralized by assets of LABN, including its cable television system in Tehachapi, California and LABN agrees that it will not otherwise pledge, encumber or allow liens to filed upon the collateral while the loan is outstanding. LABN also agrees to pay to USAB, as payment on the Note, a minimum of 10% of any proceeds received from any equity financing by LABN of $1,000,000 or more.

1.1.7                        Cash Payments.  Within five (5) business days of the signing of this Agreement, USAB will pay to LABN the sum of $250,000 (two hundred and fifty thousand dollars), to be used by LABN to pay certain obligations and liabilities specifically related to Cable, and listed on Schedule1.7.

1.1.8                        Taxes.  Any applicable state and local taxes payable on or relating to the Transferred Assets applicable to or arising from any period commencing after the Closing shall be the sole responsibility of USAB. LABN shall be solely responsible for such taxes applicable to or arising from any period prior to the Closing and up to and including the date of Closing. USAB shall indemnify LABN and dcicv for taxes arising from events after the date of closing in respect thereof.

ARTICLE II

CLOSING; EFFECTIVE TIME; FURTHER ACTION

2.1                                 CLOSING.

2.1.1                        The closing (the “CLOSING”) shall take place when:

(a)                                  dcicv has delivered to USAB one or more stock certificate for the Shares, with appropriate stock powers in favor of USAB or its subsidiary;

(b)                                 LABN has delivered to USAB the LABN Note between Cable and LABN, assigned to USAB, as described herein;

(c)                                  LABN has delivered to USAB the Transferred Assets;

(d)                                 USAB has issued share certificates to Dick Clark International Cable Ventures, Ltd; Las Americas Broadband, Inc.; and Carlos Bustamante, or their assignees,

as described herein, and delivered them to a mutually agreeable Escrow Agent, to be held in escrow as provided above;

(e)                                  USAB an LABN have terminated their Merger Agreement dated as of April 25, 2002;

(f)                                    All of the conditions required to be fulfilled herein have been fulfilled by the party subject to such condition, or a written waiver has been received by the party benefiting from the performance of such condition;

(g)                                 The parties hereto have delivered to each other certificates stating that the representations and warranties herein contained are true and correct as of the Closing.

2.1.2                        The Closing shall occur at the offices of USA Broadband after the satisfaction of the items above or waiver, if permissible, of the conditions set forth above.  It is the intention of the Parties to simultaneously sign and meet the conditions for the Closing on or before January 31, 2003.

2.2                                 FURTHER ACTIONS. The Parties shall take all action as shall be required in connection with the APA, including the execution and delivery of any further deeds, assignments, instruments or documents as are necessary or desirable to effectuate the APA and the other transactions contemplated hereby.

ARTICLE III

CORPORATE GOVERNANCE

3.1                                 CERTIFICATE OF INCORPORATION AND BY-LAWS. At the Effective Time, the applicable certificate of ownership of Cable shall be amended or restated, as the case may be, and filed with any and all applicable government agencies in the United States or Mexico, or both, stating that USAB or its affiliate owns not less than 49% of the voting rights and 90% of the economic interest, both on a fully-diluted basis, of Cable.  Further, the By-Laws of Cable shall be amended or restated, if necessary, to the satisfaction of USAB.

3.2                                 DIRECTORS OF USAB. Upon Closing, USAB shall cause Richard G. Lubic to be appointed to serve as a member and chairman of its board of directors until the date that his successor has been duly elected or appointed and qualified or until his earlier death, resignation or removal in accordance with the Certificate of Incorporation and By-laws.

3.3                                 DIRECTORS OF CABLE. At the Effective Date, dcicv, Bustamante, LABN and/or Cable shall cause one or more designees of USAB to replace any current representation of dcicv/Cable on the board of directors (or its equivalent) of Cable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF LAS AMERICAS

Except as disclosed: (i) in the due diligence schedules delivered to USAB (the “Cable Due Diligence Schedules”); (ii) in the LABN SEC Reports filed within two (2) years from the date of this Agreement; or (iii) as otherwise set forth in this Agreement, LABN hereby represents and warrants to USAB as follows:

4.1                                 ORGANIZATION AND QUALIFICATION.  LABN is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. LABN is duly qualified to do business and is in good standing in all foreign jurisdictions wherein the character of the properties so owned or leased by it or the nature of its business makes such qualification to do business necessary, except for any such failure to so qualify, which when taken as a whole with all other such failures, is not reasonably expected to have a Material Adverse Effect. The copies of the articles of incorporation of LABN, and all amendments thereto, as certified by the Colorado Secretary of State, and the by-laws, as amended to date, of LABN, which have been previously delivered to USAB, are complete, accurate and current in all material respects.

4.2                                 AUTHORITY.  LABN has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, including shareholder approvals.

4.3                                 ENFORCEABILTY.  This Agreement has been duly executed and delivered by LABN and, assuming the Agreement constitutes the valid and binding obligation of USAB, is a valid and binding agreement of LABN enforceable against LABN in accordance with its terms except: (i) as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or similar Laws of general application relating to or affecting creditors’ rights, including the effect of statutory or other Laws regarding fraudulent conveyances and preferential transfers, and (ii) for the limitations imposed by general principles of equity or public policy considerations, including as to enforcement of indemnification provisions.

4.4                                 TITLE TO ASSETS.  LABN is the sole owner of all right, title and interest in, and has good and marketable title to, all of the Transferred Assets, free and clear of all Liens except: (i) any to be released at Closing; (ii) Liens for taxes not yet payable; and (iii) any Liens listed on Schedule 4.4 of the Cable Due Diligence Schedules which either separately or in the aggregate would not have a Material Adverse Effect on the Transferred Assets.

4.5                                 LITIGATION.  There are no claims or proceedings pending or, to LABN’s knowledge, threatened against any of the Transferred Assets which involves the likelihood of any adverse judgment or liability, whether or not fully covered by insurance, which can reasonably be expected to result in any liability with respect to the Transferred Assets.  LABN is not in default concerning any order of any federal, state, or municipal court or other governmental agency affecting the Transferred Assets.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING CABLE

Except as disclosed in the due diligence schedules, a copy of which is attached hereto, LABN, dcicv, and Bustamante jointly and severally hereby represent and warrant to USAB as follows:

5.1                                 ORGANIZATION AND QUALIFICATION. Cable is a corporation duly organized, validly existing and in good standing under the laws of Mexico. The copies of the corporate charter documents, and all amendments thereto, which have been previously delivered to USAB, are complete, accurate and current in all material respects. The stock transfer books and minute books or similar records of Cable, which have been previously made available to USAB, are complete, accurate and current in all material respects.

5.2                                 AUTHORITY; ENFORCEABILITY. Cable has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, including shareholder approvals.

5.3                                 GOVERNMENTAL APPROVALS.  This Agreement has been duly executed and delivered by Cable and, assuming the Agreement constitutes the valid and binding obligation of USAB, is a valid and binding agreement of Cable enforceable against Cable in accordance with its terms except: (i) as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or similar Laws of general application relating to or affecting creditors’ rights, including the effect of statutory or other Laws regarding fraudulent conveyances and preferential transfers,  (ii) for the limitations imposed by general principles of equity or public policy considerations, including as to enforcement of indemnification provisions; and (iii) the need to obtain authorization for the transfer of the Shares from the appropriate Mexican governmental and regulatory authorities.

5.4                                 CAPITALIZATION OF CABLE.  Cable is a Mexican company, organized under the laws of Mexico. The authorized capital stock of Cable consists of        shares of common stock, par value $       , of which        shares are validly issued and outstanding as of December 5, 2002.  All of the shares of Cable to be sold or transferred to USAB have been duly authorized and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  The fully-diluted ownership of Cable, including any and all rights that would result in future issuances of stock in Cable are disclosed on Schedule         (including but not limited to equity interests or securities reserved for issuance, any outstanding subscriptions, options, warrants, rights, “phantom” stock rights, convertible or exchangeable securities, stock appreciation rights or other agreements or commitments granting to any Person any interest in or right to acquire at any time, or upon the happening of any stated event, any Cable shares or other equity interest or securities of Cable, or any interest in, exchangeable for or convertible into Cable shares or other equity interests or securities of Cable.  Cable has no treasury shares.

5.5                                 FINANCIAL INFORMATION.  Set forth in SECTION 5.5 of the Cable Due Diligence Schedules are: (a) a balance sheet, profit and loss statement, and statement of cash flows of Cable as of June 30, 2002, and as of September 30, 2002 and such notes to financial statements necessary to provide a full description of the financial condition, obligations, and future liabilities of Cable.  Cable will provide USAB with any and all audits or other financial statements for Cable previously prepared by Rufo Ibarra, De La Cruz Y Mier, S.C. or other public accountancy firms in Mexico.  Cable will provide USAB with state and federal tax filings (for Mexico for Cable for the past three years. All financial statements shall be accordance with United States GAAP, consistently applied during the period involved, except as otherwise disclosed in the notes thereto and subject, where appropriate, to normal year-end adjustments and the absence of notes in the case of interim statements.  Cable will disclose to USAB any and all existing shareholder agreements or other arrangements between and amongst the owners of Cable with regard to profit-sharing, working capital requirements, management controls, operating authority or other material arrangements that would effect USAB’s ownership and management of Cable.

5.6                                 ABSENCE OF CERTAIN CHANGES.  Except as set forth in SECTION 5.6 of the Cable Due Diligence Schedules, since the date of the LABN Financial Statements, there has not occurred any event, condition, circumstance, change or development that has or is reasonably expected to have a Material Adverse Effect on Cable or LABN’s note in Cable.

5.7                                 TAX MATTERS.

(a)                                  Cable files Tax Returns in Mexico including federal and state tax returns.

(b)                                 Except as disclosed in Schedule 5.7, Cable has (i) duly filed with the appropriate Governmental Bodies all material Tax Returns required to be filed by it on or prior to the date hereof, and such Tax Returns are true, correct and complete in all material respects and (ii) duly paid in full or made provision in accordance with GAAP on the books of  Cable for the payment of all material Taxes for all periods ending through the date hereof.

(c)                                  Except as set forth on SECTION 5.7(c) of the Cable Due Diligence Schedules, there are no Liens for Taxes upon Cable’s assets be purchase pursuant to this APA necessary for the operation of the business of Cable.

(d)                                 Cable has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes in Mexico  and has, within the time and the manner prescribed by law,  withheld from and paid over to the proper Governmental Bodies all amounts required to be so withheld and paid over under applicable Laws.

(e)                                  There have been no audits or other administrative proceedings or court proceedings prior to the date hereof, and none are currently pending with any governmental Body with regard to any Taxes or Tax Returns of  Cable. Cable has not received a written notice of any pending audits or proceedings.

(f)                                    There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against Cable.

(g)                                 Cable is not a party to any Contract providing for the allocation or sharing of Taxes.

(h)                                 Cable is not a party to any Contract or arrangement that is reasonably expected to result, separately or in the aggregate, in the payment of  any “excess parachute payments” within the meaning of Section 280G of the United States Tax Code, or any Mexico tax code similar in nature.

(i)                                     No power of attorney has been executed by Cable with respect to any matter relating to Taxes, which power of attorney currently is in force.

5.8                                 REAL ESTATE.

(a)                                  SECTION 5.8(a) of the Cable Due Diligence Schedules sets forth the address of each parcel of real property owned or leased by Cable (if such property is presently or historically used in the operations of Cable or otherwise necessary for the operation of Cable). Except as otherwise set forth on SECTION 5.8(a) of the Cable Diligence Schedules, with respect to each such parcel of owned real property: (i) such parcel is free and clear of all Liens, except for the Cable Permitted Real Estate Liens and Cable Permitted Ownership Liens; (ii) there are no leases, subleases, licenses, tenancies, concessions, or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of such owned real property; and (iii) there are no outstanding actions, rights of first refusal or options to purchase such parcel.

(b)                                 All leases of real property leased or subleased by or for the use or benefit of Cable and all leases of real property as to which Cable is the lessee or sublessee, and all amendments and modifications thereof (collectively, the “LEASES”), are listed on SECTION 5.8(b) of the Cable Due Diligence Schedules, and true, correct and complete copies  thereof have been made available to USAB. All such Leases are valid, binding and in full force and effect and are enforceable by Cable in accordance with their terms (except as such enforceability may be affected by bankruptcy, reorganization, moratorium or similar Laws generally affecting creditors’ rights and by general principles of equity or public policy limitations) and have not been modified or amended except as noted in SECTION 5.8(b) of the Cable Due Diligence Schedules; Cable has performed all material obligations required to be performed by it under each such Lease; and there has been no material breach or default under any such Leases by Cable, or, to knowledge, any other party thereto, nor any such breach or default by Cable  or, to knowledge, any other party thereto which with notice or lapse of time or both would constitute a material event of default thereunder.

5.9                                 LITIGATION. Except as set forth on SECTION 5.9 of the Cable Due Diligence Schedules, there are no claims, actions, suits or proceedings pending or threatened against Cable and there are no investigations pending or, to LABN’s knowledge, threatened against Cable, except as noted herein or which would, if adversely determined, have a Material Adverse Effect on Cable. There are no claims, actions, suits or proceedings pending or threatened against LABN, and there are no investigations pending or, to LABN’s knowledge, threatened against LABN, relating to this Agreement, or the transactions contemplated hereby.

5.10                           EMPLOYEES.

(a)                                  SECTION 5.10(a) of the Cable Due Diligence Schedules contains a true and complete list of each employee, job description, salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or  termination pay, hospitalization or other medical, life or other  insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other   employee benefit plan program, agreement or management, whether formal or informal, written or oral, including but not limited to those plans defined as an “employee benefit plan” within the meaning of Section 3(3) of United States ERISA or any comparative or similar statute(s) under Mexican law (each, a “BENEFIT PLAN”), that is maintained or contributed to by Cable or, solely with respect to a Benefit Plan that is subject to Section 302 or Title IV of ERISA, by any other trade or business, whether or not incorporated, would be deemed a “single employer” within the meaning of Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code (an “ERISA AFFILIATE”), for the benefit of any employee, consultant, officer or director of or, if applicable, any ERISA Affiliate.

Except as set forth on SECTION 5.10(c) of the Cable Due Diligence Schedules, there are no pending or,  threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans, or any trusts related thereto or any trustee or administrator thereof. Except as set forth on SECTION 5.10(c) of the Cable Due Diligence Schedules, no litigation or administrative or other proceeding has occurred or is threatened involving any employee or Plan or any trusts related thereto or any trustee or administrator thereof.

5.11                           ENVIRONMENTAL MATTERS.

(a)                                  Except as set forth on SECTION 5.11(a) of the Cable Due Diligence Schedules, Cable is in material compliance with all applicable Environmental Laws.

(b)                                 Except as set forth on SECTION 5.11(b) of the Cable Diligence Schedules, there is no Environmental Claim pending.

5.12                           COMPLIANCE WITH APPLICABLE LAWS. Except as, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Cable or its Subsidiaries, when taken as a whole, or except as set forth on SECTION 5.12 of the Cable Due Diligence Schedules, Cable holds all permits, licenses, franchises, variances, exemptions, orders and approvals of and Mexico Governmental Bodies which are necessary for the operations of the business now being conducted by Cable and any Subsidiaries, taken as a whole (the “Cable Permits”), and no suspension or cancellation of any of the Cable Permits is pending or, threatened. Cable is in material compliance with the terms of the Cable Permits, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Cable, when taken as a whole. Neither Cable nor its Subsidiaries is in violation, and its Subsidiaries have not received any written notices claiming a violation of any laws, statutes, ordinances, rules or regulations of any Governmental Body, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Cable, when taken as a whole.

5.13                           COMMISSIONS. Neither LABN, Cable, nor any of their officers, directors, or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the APA or the other transactions contemplated by this Agreement for which USAB bears any liability or responsibility.

5.14                           NO UNDISCLOSED LIABILITIES. Except as set forth on SECTION 5.14 of the Cable Due Diligence Schedules, Cable does not have any material liability or obligation of any nature, whether fixed or contingent or otherwise, whether due or to become due, that is not reflected or reserved against in the Cable Balance Sheet or the Cable Interim Balance Sheet or otherwise disclosed in the notes thereto, other than liabilities and obligations incurred subsequent to the LABN Balance Sheet Date or the Interim Cable Balance Sheet Date in the ordinary course of business consistent with past practice and not in violation of this Agreement.  Except as set forth on Schedule 5.14 of the Cable Due Diligence Schedules, there are no agreements or arrangements pursuant to which Cable has incurred Indebtedness or is liable for payments to stockholders or former stockholders or their respective Affiliates or Associates.

5.15                           INTELLECTUAL PROPERTY. Set forth on Schedule 5.16 of the Cable Due Diligence Schedules is a true, correct and complete list of Cable Intellectual Property and all license agreements relating thereto to which Cable is a party.

5.16                           CONTRACTS AND COMMITMENTS. Except as (i) expressly referred to in the notes to the Cable Financial Statements or the LABN Interim Financial Statements or (ii) contained in SECTION 5.17 of the Cable Due Diligence Schedules:

(a)                                  Cable is not party to or bound by any Contract which is related to its business, operations, financial condition or prospects or  which involves, or is reasonably likely to involve, the expenditure or  receipt by Cable after the date of the LABN Interim Balance Sheet of more than Fifty Thousand Dollars ($50,000). The legal enforceability after the Closing by Cable of its Contracts will not be affected in any material respect by the delivery of this Agreement and the consummation of the transactions contemplated hereby.

(b)                                 Each Contract of Cable, including but not limited to the Concession granted by the Government of Mexico to develop and operate a video and data cable television system in the greater metropolitan area of Tijuana, Mexico, is valid and binding and will not in any way be diminished or impaired by this Agreement, and, to the knowledge, each other party thereto and is in full force and effect and enforceable by Cable in accordance with its terms except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or similar Laws of general application relating to or affecting creditors’ rights, including the effect of statutory or other Laws regarding fraudulent conveyances and preferential   transfers, and (ii) for the limitations imposed by general principles of  equity or public policy considerations, including as to enforcement of indemnification provisions.

(c)                                  True, complete and correct copies of each of the Contracts  expressly referred to in the notes to Cable financial statements have heretofore been provided to USAB by LABN.

5.17                           DISCLOSURE OF ALL MATERIAL FACTS. The representations and warranties contained herein, and the statements contained in any certificate, schedule, list or other writing furnished to USAB pursuant to the provisions of this Agreement, do not contain any untrue statement of a material fact or omit to state a material fact which is necessary in order to make the information given to USAB or its representatives prior to the Closing not misleading.

5.18                           NO BREACH, CONSENTS. Assuming receipt of the consents, approvals and authorizations specifically contemplated by the next sentence, the execution and delivery of the Agreement by Cable and LABN does not, and the consummation by Cable and LABN of the transactions contemplated hereby will not: (i) violate or conflict with or result in any breach of any provision of the articles of incorporation or by-laws of  Cable or LABN; (ii) violate or conflict with or constitute a breach or default (or an event that with notice or lapse of time, or both, would become a breach or default) under or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien, other than a Lien arising from or through USAB, upon any of the assets under, any material Contract to which  Cable is a party or by which its assets or properties may be bound or affected or (iii) violate any Law applicable to Cable, excluding from the foregoing clauses (ii) and (iii) such defaults, rights and violations which, in the aggregate are not reasonably expected to have a Material Adverse Effect on the ability of  Cable to perform its obligations under this Agreement or to consummate the APA. Except as set forth in Cable’s Disclosure Schedules, no Government Approval, or consent, approval, authorization or action by, notice to, or filing with, any other Person, including the approval of the shareholders of LABN or Cable, is required in connection with the execution, delivery and performance of this Agreement, the other documents and instruments to be executed and delivered by LABN or Cable pursuant hereto or the consummation by LABN or Cable of the transactions contemplated hereby or thereby, except where the failure to obtain such Governmental Approvals or other consents, approvals, authorizations or actions, to give such notices or to make such filings is not reasonably expected to have a Material Adverse Effect on LABN’s or Cable’s ability to perform their respective obligations under this Agreement or to consummate the APA.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF USAB

Except as disclosed (i) in the due diligence schedules to be delivered to dcicv, LABN and Cable, a copy of which is attached hereto (the “USAB DUE DILIGENCE SCHEDULES”); (ii) in the USAB SEC Reports filed within two (2) years from the date of this Agreement; or (iii) as otherwise set forth in this Agreement, USAB hereby represents and warrants to LABN, dcicv and Cable as follows:

6.1                                 ORGANIZATION AND QUALIFICATION. USAB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. USAB is duly qualified to do business and is in good standing in all foreign jurisdictions wherein the character of the properties so owned or leased by it or the nature of its business makes such qualification to do business necessary, except for any such failure to so qualify, which when taken as a whole with all other such failures, is not reasonably expected to have a Material Adverse Effect. The copies of the articles of incorporation of USAB, and all amendments thereto, as certified by the Delaware Secretary of State, and the by-laws, as amended to date, of USAB, which have been previously delivered to LABN, are complete, accurate and current in all material respects. The stock transfer books and minute books or similar records of USAB, which have been previously made available to LABN, are complete, accurate and current in all material respects.

6.2                                 SUBSIDIARIES. Each Subsidiary of USAB is identified on SECTION 6.2 of the USAB Due Diligence Schedules. Except as otherwise provided in SECTION 6.2 of the USAB Due Diligence Schedules, (i) all of the outstanding equity interests of each Subsidiary are owned by USAB, free and clear of all Liens and free and clear of any other restriction (including any restriction on the right to vote, sue or otherwise dispose of the capital stock of such Subsidiary); and (ii) each Subsidiary is in good standing in the State of Delaware and all foreign jurisdictions wherein the character of the properties so owned or leased by it or the nature of its business makes such licensing or qualification to do business necessary, except where the failure to so qualify or be licensed, which when taken together with all other such failures, is not reasonably expected to have a Material Adverse Effect.

6.3                                 AUTHORITY; ENFORCEABILITY. USAB has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the APA. This Agreement has been duly executed and delivered by USAB and is a valid and binding agreement of USAB enforceable against USAB in accordance with its terms except: (i) as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or similar Laws of general application relating to or affecting creditors’ rights, including the effect of statutory or other Laws regarding fraudulent conveyances and preferential transfers, and (ii) for the limitations imposed by general principles of equity or public policy considerations, including as to enforcement of indemnification provisions.

6.4                                 CAPITALIZATION. The authorized capital stock of USAB consists of (i) 100,000,000 shares of common stock, of which 6,299,000 shares are validly issued and outstanding; (ii) 7,000,000 shares designated as Series A Preferred Stock, of which 3,873,015 shares are validly issued and outstanding; (iii) 2,625,000 shares designated as Series B Preferred Stock, all which are validly issued and outstanding; and (iv) 7,875,000 shares designated as Series C Preferred Stock, all of which are validly issued and outstanding. All USAB Shares have been duly authorized and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as set forth in SECTION 5.4 of the USAB Due Diligence Schedules, there are no USAB Shares or other equity interests or securities of USAB reserved for issuance or any outstanding subscriptions, options, warrants, rights, “phantom” stock rights, convertible or exchangeable securities, stock appreciation rights or other agreements or commitments granting to any Person any interest in or right to acquire at any time, or upon the happening of any stated event, any USAB Shares or other equity interest or securities of USAB, or any interest in, exchangeable for or convertible into USAB Shares or other equity interests or securities of USAB.  USAB has no treasury shares. The Shares, when issued pursuant to Section 1.5 above, will be duly authorized, fully paid and non-assessable, and not subject to any lien or security interest in favor of USAB or any creditor of USAB.

6.5                                 FINANCIAL INFORMATION. Set forth on SECTION 6.5 of the USAB Due Diligence Schedules are (a) audited balance sheets of USAB as of June 30, 2002, and the unaudited balance sheet as of September 30, 2002 (each a “USAB BALANCE SHEET” and, collectively the “USAB BALANCE SHEETS”) and (b) statements of income, cash flows and changes in stockholders’ equity of USAB for each of the years ended June 30, 2002 and September 30, 2002 (each a “USAB INCOME STATEMENT” and, collectively the “USAB INCOME STATEMENTS” and, collectively with the USAB Balance Sheets, the “USAB FINANCIAL STATEMENTS”).  The USAB Financial Statements as filed on the EDGAR System have been audited by either Hein & Associates (June, 30, 2002, September 30, 2001 and December 31, 2001) or Crouch, Bierwolf & Chisholm (September 30, 2000), whose reports thereon are included therein. The USAB Financial Statements, the USAB Interim Financial Statements and the notes thereto fairly present, in all material respects, the assets, liabilities and financial condition of USAB as of the respective dates thereof, and such statements of income, cash flows and changes in stockholders’ equity and the notes thereto fairly present, in all material respects, the results of operations of USAB for the period therein referred to, all in accordance with GAAP consistently applied during the period involved, except as otherwise disclosed in the notes thereto and subject, where appropriate, to normal year-end adjustments (which will not be material in amount) and the absence of notes in the case of interim statements and the absence of notes in the case of interim statements.

6.6                                 ABSENCE OF CERTAIN CHANGES. Except as otherwise contemplated by this Agreement, since September 30, 2002, there has not occurred any event, condition, circumstance, change or development that has or is reasonably expected to have a Material Adverse Effect on USAB.

6.7                                 TAX MATTERS.

(a)                                  USAB files Tax Returns only in the United States and the State of Delaware.

(b)                                 USAB has (i) duly filed with the appropriate Governmental Bodies all material Tax Returns required to be filed by it on or prior to the date hereof for which tax payments are due, and such Tax Returns are true, correct and complete in all material respects and (ii) duly paid in full or made provision in accordance with GAAP on the books of USAB for the payment of all material Taxes for all periods ending through the date hereof.

(c)                                  Except as set forth on SECTION 6.7 of the USAB Due Diligence Schedules, there are no Liens for Taxes upon USAB’s assets or USAB Shares except for statutory liens for current Taxes not yet due.

(d)                                 USAB has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including, withholding of Taxes pursuant to Sections 1441, 1442, 3121, 3402, 3406 and 4421 of the Code or similar provisions under any other  applicable Laws) and has, within the time and the manner prescribed by law, withheld from and paid over to the proper Governmental Bodies all amounts required to be so withheld and paid over under applicable Laws.

(e)                                  There have been no audits or other administrative proceedings or court proceedings prior to the date hereof, and none are currently pending  with any Governmental Body with regard to any Taxes or Tax Returns of  USAB, and USAB has not received a written notice of any pending audits or proceedings.

(f)                                    There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against USAB.

(g)                                 USAB is not a party to any Contract providing for the allocation or sharing of Taxes.

(h)                                 USAB is not a party to any Contract or arrangement that is reasonably expected to result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(i)                                     No power of attorney has been executed by USAB with respect to any matter relating to Taxes, which power of attorney currently is in force.

6.8                                 REAL ESTATE.

(a)                                  SECTION 6.8(a) of the USAB Due Diligence Schedules sets forth the address of each parcel of real property owned or leased by USAB.

(b)                                 All leases of real property leased or subleased by or for the use or benefit of USAB and all leases of real property as to which USAB is the lessee or sublessee, and all amendments and modifications thereof (collectively, the “LEASES”), are listed on SECTION 6.8(b) of the USAB Due Diligence Schedules, and true, correct and complete copies thereof have been delivered to LABN. All such Leases are valid, binding and in full force and effect and are enforceable by USAB in accordance with their terms (except as such enforceability may be affected by bankruptcy, reorganization, moratorium or similar Laws generally affecting creditors’ rights and by general principles of equity or public policy limitations) and have not been modified or amended except as noted in SECTION 6.8(b) of the USAB Due Diligence Schedules; USAB has performed all material obligations required to be performed by it under each such Lease; and there has been no material breach or default under any such Leases by USAB, or, to USAB’s knowledge, any other party thereto, nor any such breach or default by USAB, or, to USAB’s knowledge, any other party thereto which with notice or lapse of time or both would constitute a material event of default thereunder.

6.9                                 LITIGATION. Except as set forth on SECTION 6.9 of the USAB Due Diligence Schedules, there are no claims, actions, suits or proceedings pending or, to USAB’s knowledge, threatened against USAB and there are no investigations pending or, to USAB’s knowledge, threatened against USAB.

6.10                           ENVIRONMENTAL MATTERS.

(a)                                  Except as set forth on SECTION 5.11(a) of the USAB Due Diligence Schedules, USAB is in material compliance with all applicable Environmental Laws.

6.11                           COMPLIANCE WITH APPLICABLE LAWS. Except as, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on USAB or its Subsidiaries, when taken as a whole, or except as set forth on SECTION 5.11 of the USAB Due Diligence Schedules, USAB and its Subsidiaries hold all permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental Bodies which are necessary for the operations of the business now being conducted by USAB and its Subsidiaries, taken as a whole (the “USAB PERMITS”), and no suspension or cancellation of any of the USAB Permits is pending or, to the knowledge of USAB, threatened. USAB and its Subsidiaries are in compliance with the terms of the USAB Permits, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on USAB or its Subsidiaries, when taken as a whole. Neither USAB nor its Subsidiaries is in violation of, and USAB and its Subsidiaries have not received any written notices claiming a violation of any laws, statutes, ordinances, rules or regulations of any Governmental Body, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on USAB or its Subsidiaries, when taken as a whole.

6.12                           COMMISSIONS. Except as set forth on SECTION 5.12 of the USAB Due Diligence Schedules neither USAB nor any of its officers, directors or employees has employed any broker other than Maroon Bells Capital LLC or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the APA or the other transactions contemplated by this Agreement.

6.13                           NO UNDISCLOSED LIABILITIES.  Except as set forth on Schedule 5.13 of the USAB Due Diligence Schedules, USAB, as of the date hereof, does not have any material liability or obligation of any nature, whether fixed or contingent or otherwise, whether due or to become due, that is not reflected or reserved against in the USAB Balance Sheet, the USAB Interim Balance Sheet, or otherwise disclosed in the notes thereto, other than liabilities and obligations incurred subsequent to the date of the USAB Balance Sheet or the USAB Interim Balance Sheet in the ordinary course of business consistent with past practice and not in violation of this Agreement. There are no agreements or arrangements pursuant to which USAB has incurred Indebtedness or is liable for payments to stockholders or former stockholders or their respective Affiliates or Associates.

6.14                           CONTRACTS AND COMMITMENTS. Except as (i) expressly referred to in the notes to the USAB Financial Statements or the USAB Interim Financial Statements or (ii) contained in SECTION 5.14 of the USAB Due Diligence Schedules:

(a)                                  USAB is not party to or bound by any Contract which is related to its business, operations, financial condition or prospects or which involves, or is reasonably likely to involve, the expenditure or receipt by USAB after the USAB Interim Balance Sheet Date of more than Fifty Thousand Dollars ($50,000). The legal enforceability after the Closing by USAB of its Contracts will not be affected in any material respect by the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(b)                                 USAB is not a party to or bound by (i) any Contract with stockholders or former stockholders, or any Person known to USAB to be  an Affiliate or Associate of a stockholder or former stockholder; (ii) any Contract with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by USAB at will without liability, penalty or premium; (iii) any Contract providing for the payment of any bonus or commission based on sales or earnings; (iv) any Contract that contains any severance or termination or  change in control pay liability or obligation; (v) any Contract for the purchase or sale of any security; (vi) any Contract for the borrowing of money (or guarantee of indebtedness); (vii) any Contract for leasing personal property which requires annual payments in excess of Twenty-Five Thousand Dollars ($25,000) or the term of any of which exceeds three (3) years; (viii) any Contract relating to express product or service warranties by USAB; (ix) any Contract containing a covenant not to compete by USAB; (x) any Contract granting a Lien (other than a USAB Permitted Ownership Lien or USAB Permitted Real Estate Lien), security interest or other material encumbrance on any property or asset of USAB; (xi) any Contract providing for exclusive purchases by or from USAB or containing a requirement purchase obligation; (xii) any Contract providing for administration, service, utilization review, adjustment, claims management or similar function relating to insurance or   litigation of USAB; or (xii) any Contract for the sale of any of the assets, property or rights of USAB outside of the ordinary course of business, except as contemplated by this Agreement.

(c)                                  USAB has not given any power of attorney (whether revocable or irrevocable) to any Person that is or may hereafter be in force for any purpose whatsoever.

(d)                                 Each Contract of USAB is valid and binding upon USAB and, to USAB’s knowledge, each other party thereto and is in full force and effect and enforceable by USAB in accordance with its terms except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or similar Laws of general application relating to or affecting creditors’ rights, including the effect of statutory or other Laws regarding fraudulent conveyances and preferential transfers, and (ii) for the limitations  imposed by general principles of equity or public policy considerations, including as to enforcement of indemnification provisions. USAB has performed all material obligations required to be performed by it to date under each Contract to which USAB is a party, and there has been no breach or default or, to USAB’s knowledge, a claim of default by USAB or by any other party thereto under any provision thereof and no event has occurred which, with or without notice, the passage of time or both, would constitute a default by USAB or, to USAB’s knowledge, any other party thereto under any provision thereof or which would permit modification, acceleration or termination of any Contract by any other party thereto or by USAB.

(e)                                  True, complete and correct copies of each of the Contracts expressly referred to in the notes to USAB’s financial statements, other than the Contracts that have been filed with the USAB SEC Reports prior to the date of this Agreement, have heretofore been provided to LABN by USAB.

6.15                           DISCLOSURE OF ALL MATERIAL FACTS.  The representations and warranties of USAB contained herein, and the statements contained in any certificate, schedule, list or other writing furnished to LABN pursuant to the provisions of this Agreement, do not contain any untrue statement of a material fact or omit to state a material fact which is necessary in order to make the information given by USAB to LABN or its representatives prior to the Closing not misleading.

6.16                           NO VIOLATION, CONSENTS. Assuming receipt of the consents, approvals and authorizations specifically contemplated by the next sentence, the execution and delivery of the Agreement by USAB does not, and the consummation by USAB of the APA will not: (i) violate or conflict with or result in any breach of any provision of USAB’s certificate of incorporation or by-laws; (ii) violate or conflict with or constitute a breach or default (or an event that, with notice or lapse of time, or both, would become a breach or default) under or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets under, any material Contract to which USAB is a party or by which its assets or properties may be bound or affected; or (iii) violate any Law applicable to USAB, excluding from the foregoing clauses (ii) and (iii) such defaults, rights and violations which, in the aggregate, are not reasonably expected to have a material adverse effect on USAB’s ability to perform its obligations under this Agreement or to consummate the APA. Except for the consents required under the APA Filing, the USAB Requisite Vote (including applicable securities laws), as set forth on USAB’s Due Diligence Schedules, and the applicable requirements of the HSR Act, no Governmental Approval or consent, approval, authorization or action by, notice to, or filing with any other Person is required in connection with the execution, delivery and performance of this Agreement, the other documents and instruments to be executed and delivered by USAB pursuant hereto or the consummation by USAB of the transactions contemplated hereby or thereby, except where the failure to obtain such Governmental Approvals or other consents, approvals, authorizations or actions, to give such notices or to make such filings is not reasonably expected to have a material adverse effect on the ability of USAB to perform its obligations under this Agreement or to consummate the APA.

6.17                           REPORTS, FINANCIAL STATEMENTS, ETC.

(a)                                  Except as set forth in Schedule 6.17 (a) of the USAB Due Diligence Schedules, since March 1, 2002, USAB has filed with the SEC all material forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) (the “USAB SEC REPORTS”) required to be filed by it under each of the Securities Act, the Securities Exchange Act of 1934, as amended, and the respective rules and regulations thereunder, all of which, as amended if applicable, complied when filed in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. As of their respective dates, the USAB SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                                 Since the date of the USAB Financial Statements, there has not been any material change by USAB in accounting principles,   methods or policies for financial accounting purposes, except as required by concurrent changes in GAAP or as disclosed in USAB SEC Reports. There are no material amendments or modifications to agreements, documents or other instruments which previously had been filed by USAB with the SEC pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended, which have not yet been filed with the SEC but which are required to be filed.

ARTICLE VII

COVENANTS OF CABLE AND DCICV

Dcicv/Cable covenants and agrees with USAB that:

7.1                                 ACQUISITION PROPOSAL. Except as set forth on Schedule 7.1 of the dcicv/Cable Due Diligence Schedules, unless this Agreement is terminated by its terms, neither LABN/dcicv/Cable, nor its Subsidiaries nor any of their respective officers and directors shall, and LABN/dcicv/Cable shall use its reasonable best efforts to cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, encourage, solicit, participate in or initiate (including by way of furnishing or disclosing non-public information) or knowingly take any action designed to facilitate any discussions, inquiries, negotiations or the making of any proposals with respect to or concerning any merger, consolidation, share acquisition, asset purchase, share exchange, business combination, tender offer, exchange offer or similar transaction involving the acquisition of twenty percent (20%) or more of the assets of Cable, taken as a whole, or any purchase or sale of, or tender or exchange offer for the equity securities of Cable that, if consummated, would result in any Person (or the stockholders of that Person) beneficially owning securities representing twenty percent (20%) or more of the total voting power of Cable or any of its Subsidiaries (any of those proposed transactions being a “Cable ACQUISITION PROPOSAL”). Nothing contained in this SECTION 7.1 or any other provision of this Agreement shall prohibit LABN/dcicv/Cable or its board from: (i) taking and disclosing to LABN/dcicv/Cable stockholders a position with respect to a tender or exchange offer by a third party not solicited, encouraged, discussed, continued or failed to be ceased or terminated in contravention of this Agreement or (ii) making such disclosure to LABN/dcicv/Cable stockholders as, in the good faith judgment of its board, pursuant to advice  from outside counsel, is reasonably expected to be required under applicable law, provided that LABN may not, except as otherwise permitted under this Agreement, withdraw or modify its position with respect to the APA or approve or recommend any Cable Acquisition Proposal, or enter into any agreement with respect to any Cable Acquisition Proposal. Upon execution of this Agreement, LABN/dcicv/Cable immediately will cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, prior to the Effective Time, Cable may furnish information (including non-public information) to any Person pursuant to appropriate confidentiality agreements (which shall permit the disclosure contemplated by this SECTION 6.1), which agreement shall contain terms no less restrictive than the terms of the confidentiality agreement by and between LABN/dcicv/Cable and USAB dated April 22, 2002, and may negotiate and participate in discussions and negotiations with such Person concerning a Cable Acquisition Proposal if:

(a)                                  Such entity or group has submitted, on an unsolicited basis, a bona fide written proposal to LABN/dcicv/Cable’ board relating to any such transaction which LABN/ dcicv/Cable’ board determines in good faith, consistent with advice from an independent investment banker, (i) is reasonably capable of being funded on the disclosed terms and (ii) is reasonably likely to be consummated in accordance with its terms; and

(b)                                 in the opinion of LABN/dcicv/Cable’ board, such action is reasonably expected to be required in order to discharge LABN/dcicv/Cable’ board’s fiduciary duties to LABN/dcicv/Cable stockholders under applicable law, determined only after LABN/dcicv/Cable’ board concludes in good faith that the Cable Acquisition Proposal reasonably could be expected to constitute a proposal that is superior from a financial standpoint with respect to the stockholders of LABN/dcicv/Cable to the APA (a “SUPERIOR PROPOSAL”).

7.2                                 OPERATION OF BUSINESS.  From the date of this Agreement to the Closing Date, except with USAB’s written consent (which will not be unreasonably withheld or delayed), Cable shall:

(a)                                  operate its business substantially as previously operated and only in the ordinary course of business consistent with past practices and use its commercially reasonable best efforts to preserve intact its organization and goodwill; maintain all of Cable’s tangible assets in good condition, ordinary wear and tear excepted; comply in all material respects with all laws applicable to the conduct of Cable’s business the failure of which would result in a Material Adverse Effect to the Cable Shares or assets;

(b)                                 except as set forth in SECTION 7.2(b) of the dcicv/Cable Diligence Schedules, not permit a split, combination or reclassification of any shares of capital stock for Cable  or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of dcicv/ Cable capital stock;

(c)                                  not repurchase, redeem or otherwise acquire any shares of capital stock of Cable;

(d)                                 except as set forth in SECTION 7.2(d) of the dcicv/ Cable Due Diligence Schedules, not issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of capital stock of Cable or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares;

(e)                                  maintain its books and records in the ordinary course of business consistent with past practices;

(f)                                    except as set forth in SECTION 7.2(g) of the dcicv/ Cable Due Diligence Schedules, incur any additional debt, except in the ordinary course of business that is consistent with LABN’ past loan practices.

(g)                                 not change accounting methods, unless otherwise required by GAAP;

(h)                                 except as set forth in SECTION 7.2(i) of the dcicv/ Cable Due Diligence Schedules, be timely in all governmental filings and shall deliver copies thereof to USAB;

(i)                                     not encumber, pledge or permit any liens or UCC filings with respect to LABN assets which are security or collateral for any loan or advance previously made to LABN by USAB, including but not limited to the assets and operations of Country Cable Television, LABN’s franchise cable television system in and around Tehachapi, California;

(j)                                     not increase the amount of compensation of any director or officer or employee of Cable or any of its Subsidiaries or make any increase in or commitment to increase any employee benefits; and

(k)                                  not permit Cable or any of its Subsidiaries to take any action contrary to  the restrictions imposed in this SECTION 7.2.

7.3                                 EXISTENCE. Dcicv/Cable and LABN shall take such commercially reasonable action as may be necessary to maintain, preserve, renew and keep in full force and effect dcicv/Cable and LABN’ existence (corporate or otherwise) and rights and will not amend LABN’ articles of incorporation or its by-laws, nor declare insolvency or bankruptcy within 180 days of Closing.

7.4                                 IMPLEMENTING AGREEMENT. Dcicv/Cable shall cooperate with USAB and use its commercially reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate and make effective the APA and the other transactions contemplated by this Agreement as soon as practicable.

7.5                                 CONFIDENTIALITY. Dcicv/Cable and LABN shall maintain as confidential all  documents, schedules and information relating to this Agreement on the terms and conditions contained in the Confidentiality Agreement by and between LABN and USAB dated April 22, 2002.

7.6                                 ACCESS TO INFORMATION.  Subject to applicable law, dcicv/Cable shall provide to USAB and its accountants, counsel, financial advisors and other representatives reasonable access during normal business hours with  reasonable written notice through the period prior to the Effective Time to dcicv/ Cable   properties, books, records, contracts and commitments and during such period shall furnish promptly (i) financial statements, schedules and reports of dcicv/ Cable and all amendments thereto and (ii) such other information concerning LABN and Cable, its properties and personnel as USAB shall reasonably request and dcicv/Cable shall obtain the cooperation of its officers, employees, counsel, accountants and other representatives.

7.7                                 GOVERNMENTAL FILINGS. Dcicv/Cable shall make, as promptly as practicable, any required governmental filings required of dcicv/Cable, including filings pursuant applicable securities law, obtaining any required Government Approvals and complying with any applicable governmental waiting periods or notification or other procedures required to be complied with by dcicv/Cable in connection with the transactions contemplated by this Agreement. Dcicv/Cable shall advise USAB of such filings prior to their submission to the applicable Governmental Entity.

7.8                                 TAX RETURNS. LABN shall prepare or cause to be prepared all Tax Returns of Cable for taxable years or the period ending on or prior to the Closing Date. LABN shall deliver such Tax Returns to USAB not later than thirty (30) days prior to the respective due date for filing such Tax Returns for USAB’s review. USAB shall pay the actual cost of such preparation up to a maximum of $10,000.

ARTICLE VIII

COVENANTS OF USAB

USAB covenants and agrees for the benefit of LABN, dcicv, and Cable that:

8.1                                 REASONABLE EFFORTS. USAB shall cooperate with dcicv, Cable and LABN and use its commercially reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the APA and the other transactions contemplated by this Agreement as soon as practicable.

8.2                                 CONFIDENTIALITY. USAB shall maintain as confidential all documents, schedules and information relating to this Agreement on the terms and conditions contained in the Confidentiality Agreement by and between dcicv/Cable and LABN and USAB dated April 22, 2002.

8.3                                 GOVERNMENTAL FILINGS. USAB shall make, as promptly as practicable, any required governmental filings required of USAB with respect to the closing of the APA.

8.4                                 IMPLEMENTING AGREEMENT. USAB shall cooperate with Las Americas and use its commercially reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate and make effective the APA and the other transactions contemplated by this Agreement as soon as practicable.

8.5                                 ACCESS TO INFORMATION. Subject to applicable law, USAB shall provide to dcicv and LABN, and its accountants, counsel, financial advisors and other representatives reasonable access during normal business hours with reasonable written notice through the period prior to the Effective Time to USAB’s properties, books, records, contracts and commitments and during such period shall furnish promptly (i) financial statements, schedules and reports of USAB and (ii) such other information concerning USAB, its properties and personnel as dcicv/Cable shall reasonably request and USAB shall obtain the cooperation of its officers, employees, counsel, accountants and other representatives.

8.6                                 OPERATION OF BUSINESS.  From the date of this Agreement to the Closing Date, except with dcicv and LABN’ written consent, USAB shall:

(a)                                  operate its business substantially as previously operated and only in the ordinary course of business consistent with past practices and use its commercially reasonable best efforts to preserve intact its organization and goodwill; maintain all of USAB’s tangible assets in good condition, ordinary wear and tear excepted; comply in all material respects with all laws applicable to the conduct of USAB’s business the failure of which would result in a Material Adverse Effect to the USAB Shares or USAB’s assets;

(b)                                 except as set forth in SECTION 8.6 (b) of the USAB Due Diligence Schedules, not permit a split, combination or reclassification of any shares of capital stock for USAB or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of USAB’s capital stock;

(c)                                  not repurchase, redeem or otherwise acquire any shares of capital stock of USAB;

(d)                                 maintain USAB’s books and records in the ordinary course of business consistent with past practices;

(e)                                  not pay any brokerage commissions or finder’s fees incurred by reason of any action taken by USAB in connection with the transactions contemplated by this Agreement, other than the Commissions;

(f)                                    except as set forth in SECTION 8.5 (g) of the USAB Due Diligence Schedules, incur any additional debt, except in the ordinary course of business that is consistent with USAB’s past practices;

(g)                                 not change accounting methods, unless otherwise required by GAAP;

(h)                                 except as set forth in SECTION 8.6(i) of the USAB Due Diligence Schedules, file reports as required under applicable securities law and deliver copies thereof to LABN;

(i)                                     not declare or pay any dividends on or make other distributions in respect of any of its capital stock;

(j)                                     not permit any of its Subsidiaries to take any action contrary to the restrictions imposed on USAB by this SECTION 8.8.

8.7                                 MANAGEMENT SERVICES AGREEMENT.  Within 5 days of closing, USAB shall enter into a 3-year (three year) management services agreement with Richard G. Lubic or such other entity as Mr. Lubic may designate, at the sum of $250,000 (two hundred and fifty thousand dollars) per annum, payable monthly, plus payment or reimbursement for certain contractual benefits. The agreement shall further provide that Mr. Lubic will devote sufficient time and attention to the business and affairs of USAB to meet the objectives of USAB’s business. The Management Services Contract shall be renewable for an additional 2-year term with the written consent of both parties, and shall also include an option to acquire 1,000,000 (one million) shares of USAB common stock at an exercise price of $     per share, vesting as follows: 10 % vested immediately, and 30 % vested on each anniversary date of the Closing over the three year term of the Management Services Agreement.  Mr. Lubic will serve as the Chairman of the Board of Directors of USAB and a senior management specialist.

ARTICLE IX

CONDITIONS TO OBLIGATIONS OF USAB

The obligation of USAB to effect the APA is subject to the satisfaction or waiver by USAB, at or prior to the Effective Time, of the following conditions:

9.1                                 REPRESENTATIONS AND WARRANTIES. Each representation and warranty of dcicv/ Cable made herein shall be true and correct in all material respects, in each case as of the date made and, except to the extent such representation, warranty or covenant expressly provides that it relates solely to the date hereof or an earlier date, at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date.

9.2                                 PERFORMANCE; NO DEFAULT.  Dcicv/Cable will have performed and complied in all material respects with all the obligations, agreements and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

9.3                                 DELIVERY OF CERTIFICATE. Dcicv/Cable shall have delivered to USAB a certificate, dated the Closing Date, executed by dcicv/Cable, certifying to the fulfillment of the conditions set forth in SECTIONS 9.1 AND 9.2.

9.4                                 GOVERNMENTAL APPROVALS. All Governmental Approvals from, and all declarations, filings and registrations with, any Governmental Body required to legally consummate the APA and the transactions contemplated herein shall have been obtained or made, all applicable waiting periods under the HSR Act shall have expired or been terminated, and no Governmental Body shall have an outstanding injunction against dcicv/Cable.

9.5                                 LIENS. There shall be no Liens on any of the Transferred  Assets, other than LABN Permitted Ownership Liens and LABN Permitted Real Estate Liens.

9.6                                 GOOD STANDING. USAB shall have received a good standing certificate or other notification (or an equivalent acceptable to USAB) for Cable from the government of Mexico dated within five (5) days of the Effective Time.

9.7                                 MEXICO CONCESSION. USAB shall have received evidence reasonably satisfactory to USAB that Cable: (i) validly exists; (ii) is duly qualified to do business; (iii) is in good standing under the laws of all jurisdictions wherein the character of its properties so owned or leased by it or the nature of its business makes such qualification to do business necessary; (iv) validly possesses a concession that allows it to provide cable television services in the Tijuana region of Mexico; (v) has obtained all authorizations from the relevant authorities of Mexico for the transfer of the shares issued by Cable; and (vi) has no liability, real or contingent, on or off balance sheet different from those shown in Cable’s financial statements which shall be attached to SECTION 8.11 of the Cable Due Diligence Schedules; and (vii) has complied fully with USAB’s due diligence review and USAB is satisfied with the results of such due diligence review.

9.8                                 FIRPTA CERTIFICATE. LABN shall have delivered, not more than 20 days prior to the Closing Date, a statement in accordance with Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h) certifying that LABN is not, and has not been, a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code, and USAB shall not have actual knowledge that such statement is false or shall have received a notice that the statement is false pursuant to Treasury Regulations Section 1.1445-4. In addition, LABN shall have delivered on the Closing Date the notification to the Internal Revenue Service, in accordance with the requirements pursuant to Treasury Regulations Section 1.897-(h)(2), of delivery of the statement referred to in the preceding sentence, signed by a responsible corporate officer of LABN.

ARTICLE X

CONDITIONS TO OBLIGATIONS OF LABN

The obligation of LABN to effect the APA is subject to the satisfaction or waiver by LABN, at or prior to the Effective Time, of the following conditions:

10.1                           REPRESENTATIONS AND WARRANTIES. Each representation and warranty of USAB made herein, shall be true and correct in all material respects in each case as of the date made and, except to the extent such representation, warranty or covenant expressly provides that it relates solely to the date hereof or an earlier date, at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date.

10.2                           PERFORMANCE; NO DEFAULT. USAB shall have performed and complied in all material respects with all the obligations, agreements and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

10.3                           GOVERNMENTAL APPROVALS. All Governmental Approvals from, and all declarations, filings and registrations with, any Governmental Body required to consummate the transactions contemplated by this Agreement shall have been obtained or made, all applicable waiting periods under the HSR Act shall have expired or been terminated, and no Governmental Body shall have an outstanding injunction against USAB.

10.4                           RECEIPT OF CASH PAYMENT.  Within 5 business days of the signing of this APA, LABN shall have received payment of the sum of $250,000 (two hundred and fifty thousand dollars).

ARTICLE XI

ADDITIONAL AGREEMENTS

11.1                           FURTHER ASSURANCES. Each Party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

11.2                           NOTIFICATION OF CERTAIN MATTERS. The Parties shall give prompt notice to each other of the occurrence or non-occurrence of any event which likely would cause any representation or warranty contained herein to be untrue or inaccurate, or any covenant, condition, or agreement contained herein not to be complied with or satisfied.

11.3                           CONFIDENTIALITY; PUBLICITY. Except as may be required by law or as otherwise permitted or expressly contemplated herein, prior to the Closing, no Party hereto or their respective Affiliates, employees, agents and representatives shall disclose to any third party this Agreement or the subject matter or terms hereof without the prior written consent of the other parties hereto. No press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued by any party hereto without the prior written approval of the other Party. Each Party may make such public disclosure which such Party believes in good faith is required by law or by the terms of any listing agreement with or requirements of a securities exchange, but shall provide a draft of such required public disclosure to the other Party for its review prior to making such disclosure and shall incorporate all reasonable covenants made thereto by the other Party.  USAB will issue a press release upon signing of the APA.  USAB will provide dcicv/Cable and LABN with a draft of such release prior to its issuance.

ARTICLE XII

TERMINATION, AMENDMENT AND WAIVER

12.1                           TERMINATION OF AGREEMENT. This Agreement may be terminated at any time prior to the Closing:

(a)                                  by written consent of USAB and dcicv/Cable and LABN;

(b)                                 by USAB, if there has been a material breach by LABN or dcicv/Cable of any of its agreements, representations, warranties or covenants contained herein which has not been waived by USAB in writing;

(c)                                  by dcicv/Cable and LABN if there has been a material breach by USAB of any of its agreements, representations, warranties or covenants contained herein which has not been waived by dcicv/Cable and LABN, as the case may be, in writing;

(d)                                 by USAB, if the information contained in the dcicv/Cable or LABN Due Diligence Schedules indicates a Material Adverse Effect;

(e)                                  by dcicv/Cable and LABN, if the information contained in the USAB Due Diligence Schedules indicates a Material Adverse Effect;

(f)                                    by LABN if it does not receive the principal sum of $250,000 (two hundred  and fifty thousand dollars) within five business days of the signing of this APA, of which not less than $ 200,000 shall be applied specifically to payments for obligations of Cable;

(g)                                 by either party if the Closing has not occurred by           , 2003.

12.2                           EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in SECTION 12.1, this Agreement shall forthwith become void and of no further force and effect with respect to the Parties to this Agreement other than this SECTION 12.2, and SECTIONS           and there shall be no liability on the part of any Party to this Agreement to one another, except for any liability of the breaching Party for any breaches of this Agreement prior to the time of such termination; provided, however, that with regard to any breach of SECTION 4.22, there shall not be any liability on the part of the breaching Party in the absence of willful misrepresentation by the breaching Party.

ARTICLE XIII

SURVIVAL

13.1                           SURVIVAL OF REPRESENTATIONS. Except as otherwise provided herein, all representations and warranties contained in this Agreement shall survive until the Closing (unless the Party seeking damages from a breach thereof knew or had reason to know of any such breach at the time of Closing).

ARTICLE XIV

MISCELLANEOUS

14.1                           COUNTERPARTS. This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

14.2                           EXPENSES. Except as expressly provided herein, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses, including legal and financial advisory fees, incurred in connection with this Agreement and the transactions contemplated thereby shall be paid by the Party incurring such expenses. The foregoing shall not effect the legal right, if any, that any Party hereto may have to recover expenses from the other Party that breaches its obligations hereunder.

14.3                           ENTIRE AGREEMENT. This Agreement, the Cable Due Diligence Schedules, the USAB Due Diligence Schedules and Exhibits and other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the Parties with respect to their subject matter. This Agreement supersedes all  other prior agreements and understandings between the Parties with respect to its subject matter.

14.4                           AMENDMENT, EXTENSION AND WAIVER. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the Parties hereto. Any agreement on the part of a Party hereto to any extension or waiver under this SECTION 14.4 shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Except as expressly provided in this Agreement, no delay on the part of any Party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Notwithstanding the foregoing, USAB shall have the right, in its sole discretion, to amend the USAB Due Diligence Schedules and LABN shall have the right, in its sole discretion, to amend the dcicv/Cable and LABN Due Diligence Schedules until one day prior to the Closing date.

14.5                           HEADINGS.  The article and Section headings contained herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

14.6                           NOTICES. All notices, demands, consents, requests,  instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement, or in connection with the transactions contemplated hereby and thereby, shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (a) if personally delivered, on the Business Day of such delivery (as evidenced by the receipt of the personal delivery service); (b) if mailed by certified or registered mail, return receipt requested, four (4) Business Days after the aforesaid mailing; (c) if delivered by overnight courier (with all charges having been prepaid), on the second Business Day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing); or (d) if delivered by facsimile transmission, on the Business Day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding Business Day (as evidenced by the printed confirmation of delivery generated by the sending party’s telecopier machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this SECTION 14.6), or the refusal to accept same, the notice shall be deemed received on the Business Day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

If to USA Broadband, Inc.	USA Broadband, Inc. 1111 Orange Avenue Coronado, California Attention: Grant Miller Telephone: 619-203-6569 FAX:

With a copy (which shall not constitute notice) given in the manner prescribed above to:	SHEFSKY & FROELICH LTD. 444 N. Michigan Avenue, Suite 2500 Chicago, IL 60611 Attention: Michael J. Choate, Esq. Telephone: 312-836-4066 Fax: 312-527-5921

If to LABN:	Las Americas Broadband, Inc. 20031 Valley Boulevard Tehachapi, California 93561 Attention: Richard G. Lubic Phone: 661-822-1030 Fax: 661-822-1039

With a copy (which shall not constitute notice) given in the manner prescribed above to:	Jenkens & Gilchrist Parker Chapin LLP 405 Lexington Avenue New York, New York 10174 Attention: Martin Eric Weisberg, Esq. Telephone: 212-704-6050 Fax: 212-704-6288

14.7                           ASSIGNMENT. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors, legal representatives and assigns, but this Agreement may not be assigned by any Party without the written consent of the other Parties. Any attempted assignment in violation of this SECTION 13.7 shall be void.

14.8                           APPLICABLE LAW. This Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without giving effect to the conflict of laws provisions thereof that would defer to the substantive law of another jurisdiction.

14.9                           WORDS IN SINGULAR AND PLURAL FORM. Words used in the singular form in this Agreement shall be deemed to import the plural, and vice versa, as the sense may require.

14.10                     ANTITRUST NOTIFICATION.  If required by law, each of the Parties will as promptly as practicable, but in no event later than ten (10) Business Days following the  execution and delivery of this Agreement, file or cause to be filed with the FTC and the DOJ the notification and report form required for the transactions contemplated hereby. Each of the Parties will furnish to the others such necessary information and reasonable assistance as the others may request in connection with the preparation of any filing or submission which is necessary under the HSR Act. Each of the Parties will keep each other apprised of the status of any communications with, and inquiries or requests for additional information addressed to the entity that filed a notification and report form as an acquired or acquiring person from, the FTC or the DOJ and shall comply or cause its respective filing person to comply promptly with any such inquiry or request. Each of the Parties will use its reasonable best efforts to obtain any clearance required under the HSR Act for the APA.

14.11                     THIRD-PARTY BENEFICIARIES.  Except as otherwise provided herein, (a) this Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the Parties hereto and such assigns, any legal or equitable rights hereunder; and (b) all references herein to the enforceability of agreements with third parties, the existence or non-existence of third-party rights, the absence of breaches or defaults by third parties, or similar matters or statements, are intended only to allocate rights and risks between the parties and are not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any Party by any non-Party, or give rise to any claim or benefit to any non-Party.

14.12                     SEVERABILITY.  If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstance.

14.13                     ENFORCEMENT.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court located in the State of Delaware, a state court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the Parties hereto (i) consents to submit such Party to the personal jurisdiction of the United States District Court located in the State of Delaware or any state court located in the State of Delaware, in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the United States District Court located in the State of Delaware or a state court located in the State of Delaware, and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

14.14                     DAMAGES. No Party shall be liable for any special, exemplary, consequential, speculative, or punitive damages in any claim arising out of this Agreement or any breach hereof.

ARTICLE XV

DEFINITIONS

“AFFILIATE” shall have the meaning defined in the rules and regulations of the SEC under the Securities Act as of the date of this Agreement.

“AGREEMENT” means this Agreement and Plan of APA including the Exhibits and Due Diligence Schedules thereto, as they may be amended as permitted hereunder from time to time.

“ASSOCIATE” shall have the meaning defined in the rules and regulations of the SEC under the Securities Act as of the date of this Agreement.

“BENEFIT PLAN” shall have the meaning ascribed to such term in SECTION 4.10(a).

“USAB” shall have the meaning ascribed to such term in the Preamble to this Agreement.

“USAB’S DUE DILIGENCE SCHEDULES” shall have the meaning ascribed to such term in ARTICLE V.

“USAB INTERIM BALANCE SHEET DATE” means September 30, 2002.

“USAB PERMITTED OWNERSHIP LIENS” means those Liens (i) for taxes not yet due and payable or which are being contested in good faith; (ii) which arose from or through LABN; or (iii) liens for indebtedness incurred by USAB prior to the date of this Agreement.

“USAB PERMITS” shall have the meaning ascribed to such term in SECTION 5.12.

“USAB SEC REPORTS” shall have the meaning ascribed to such term in SECTION 5.19.

“USAB SHARES” means shares of USAB’s common stock that are issued and outstanding or subject to being issued in connection with the exercise of options or warrants or through the conversion of preferred stock.

“BUSINESS DAY” means any day (other than a Saturday or Sunday) on which banks are permitted to be open and transact business in the City of Coronado, California.

“CABLE ACQUISITION PROPOSAL” shall have the meaning ascribed to such term in SECTION 7.1.

“CABLE BALANCE SHEET and FINANCIAL STATEMENTS” shall have the meaning ascribed to such term in SECTION 4.5.

“CERTIFICATE” shall have the meaning ascribed to such term in SECTION 3.2.

“CERTIFICATE OF APA” shall have the meaning ascribed to such term in SECTION 1.1.

“CLOSING” shall have the meaning ascribed to such term in SECTION 1.2.

“CLOSING DATE” shall have the meaning ascribed to such term in SECTION 1.2.

“CODE” means the Internal Revenue Code of 1986, as amended, and reference to any section of the Code shall refer to that section as in effect at the date or, if such section has been modified, corresponding provisions of subsequent Federal tax Law in effect at the relevant time.

“CONTRACT” or “CONTRACTS” means any material binding agreement or understanding, whether written or oral, including any commitment, letter of intent, mortgage,

indenture, note, guarantee, lease, license, contract, deed of trust, option agreement, right of first refusal, security agreement, development agreement, operating agreement, management agreement, service agreement, partnership agreement, purchase, sale or other agreement, together with any amendments thereto.

“DGCL” means the Delaware General Corporation Law, as amended.

“DOJ” means the United States Department of Justice.

“EFFECTIVE TIME” shall have the meaning as Closing.

“ENVIRONMENTAL CLAIM” means any material claim, action, cause of action, investigation or written notice by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup and removal costs, governmental enforcement and response costs, natural resources damaged, property damages, economic loss, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, discharge or release or threatened discharge or release into the environment, of any Materials of Environmental Concern at any location owned or operated by LABN or USAB or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law by LABN or USAB.

“ENVIRONMENTAL LAWS” means all material Federal, state, and local Laws (as of the relevant applicable date, but in no event as of a date later than the Closing Date) primarily relating to pollution or protection of human health from pollution or the protection of the environment (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata), navigable waters, waters of contiguous and exclusive economic zones, ocean waters and international waters, including Laws relating to emissions, discharges, releases or threatened discharge or releases of non-permitted non-consumer quantities of Materials of Environmental Concern or the dredging, handling and disposal of river sediments, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of non-permitted or non-consumer quantities of Materials of Environmental Concern.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA AFFILIATE” shall have the meaning ascribed to such term in SECTION 4.10(a).

“EXCHANGE ACT” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“EXCHANGE AGENT” shall have the meaning ascribed to such term in SECTION 3.2.

“FTC” means the United States Federal Trade Commission.

“GAAP” means generally accepted accounting principles.

“GOVERNMENTAL APPROVALS” mean any material permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, filing, franchise, notice, variance, right, designation, rating, registration, qualification or authorization that is or has been issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

“GOVERNMENTAL BODY” means any: (a)  nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b)  federal, state, local, municipal, foreign or other government; (c)  governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, taxing authority, unit, body or Person and any court or other tribunal); (d)  multinational organization or body; or (e)  individual, Person, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“HSR ACT” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“INCLUDING” means including, without limitation.

“INCOME TAX” or “INCOME TAXES” means any federal, state, local or foreign income, franchise or similar Tax.

“INTELLECTUAL PROPERTY” means all registered and unregistered trademarks, service marks, trade names, corporate names, company names, fictitious business names, trade styles, trade dress, logos, and other source or business identifiers; patents; copyrights; proprietary formulas, recipes, technology, know-how and other trade secrets used in or necessary to conduct Cable’s LABN’s or USAB’s business as currently conducted, and all registrations and recordings thereof, all applications for registration pending therefor, all extensions and renewals thereof, all goodwill associated therewith, and all proprietary rights therein, in any jurisdiction in which LABN or Cable operates or does business.

“IRS” means the Internal Revenue Service.

“KNOWLEDGE” means actual, conscious knowledge of a fact or other matter, excluding constructive knowledge. With regard to LABN, “knowledge” shall mean the knowledge of Mr. Richard G. Lubic. With regard to USAB, “knowledge” shall mean the knowledge of Mr. Grant Miller and Mr. Jon Eric Landry.

“LABN” shall have the meaning ascribed to such term in the Preamble to this Agreement.

“LABN’ DUE DILIGENCE SCHEDULES” shall have the meaning ascribed to such term in ARTICLE IV.

“LABN PERMITS” shall have the meaning ascribed to such term in SECTION 4.12.

“LABN PERMITTED OWNERSHIP LIENS” means those Liens (i) for taxes not yet due and payable or which are being contested in good faith; (ii) which arose from or through USAB; or (iii) liens for indebtedness incurred by LABN prior to the date of this agreement.

“LABN PERMITTED REAL ESTATE LIENS” means those Liens (i) set forth on the title policy provided to USAB by LABN; (ii) Liens for Taxes and other governmental charges and assessments which are not yet due and payable; (iii) Liens of landlords and Liens of carriers, warehousemen, mechanics and material men and other like Liens arising in the ordinary course of business for sums not yet due and payable; or (iv) disclosed on the LABN Balance Sheet provided to USAB.

“LABN PRINCIPAL STOCKHOLDERS” mean Richard W. Clark, Richard G. Lubic and Martin Eric Weisberg.

“LABN SEC REPORTS” shall have the meaning ascribed to such term in SECTION 4.20.

“LABN SHARES” means shares of issued and outstanding $.025 par value, common stock of LABN.

“LABN TAX CERTIFICATE” shall have the meaning ascribed to such term in SECTION 8.4.

“LAWS” mean all laws (whether statutory or otherwise), rules, regulations, orders, writs, injunctions, ordinances, judgments or decrees of any Governmental Body, the Federal Occupational Safety and Health Act and all laws relating to the safe conduct of business and environmental protection and conservation, the Civil Rights Act of 1964 and Executive Order 11246 concerning equal employment opportunity obligations of federal contractors, the Americans with Disabilities Act of 1990 and any applicable health, sanitation, fire, safety, labor, zoning and building laws and ordinances.

“LEASED PROPERTY” means each parcel of real property and each interest in real property leased by Cable, LABN or USAB.

“LEASES” means all of those certain leases set forth on the list attached hereto as SECTION 4.7(b) of the Cable USAB Due Diligence Schedules concerning the Leased Property.

“LIENS” means all mortgages, pledges, security interests, liens, charges, options, conditional sales agreements, claims, restrictions, covenants, easements, rights of way, title defects or other encumbrances or restrictions of any nature whatsoever.

“MATERIAL ADVERSE EFFECT” means any change or effect that is, individually or in the aggregate, materially adverse to the business, prospects, properties, assets or financial condition or results of operations of any Person, taken as a whole; provided that any such (i) changes in circumstances or conditions affecting broadcast, cable and satellite television broadcasts insofar as they relate to either Party’s operations, properties, licenses or transmissions; (ii) changes in the United States or global economy or financial market conditions; or (iii) changes in GAAP, shall not be considered to a material adverse change or a material adverse effect.

“MATERIALS OF ENVIRONMENTAL CONCERN” means any hazardous substance defined  as such under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“APA” shall have the meaning ascribed to such term in the Preamble of this Agreement.

“PARTIES” shall have the meaning ascribed to such term in the Preamble to this Agreement.

“PERSON” means any individual, corporation, limited liability corporation, joint stock company, joint venture, partnership, unincorporated association, Governmental Body, country, state or political subdivision thereof, trust or other entity.

“SEC” means the United States Securities and Exchange Commission.

“SUBSIDIARY” or “SUBSIDIARIES” means as to any Person, a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, limited liability corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, or of which a majority in equity ownership interest is held, by such Person.

“TAXES” means all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, gaming, property, sales, withholding, social security, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, including estimated taxes, imposed by the United States or any taxing authority (domestic or foreign), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to any such taxes, charges, fees, levies or other assessments.

“TAX RETURN” or “TAX RETURNS” means any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes.

“TERMINATION DATE” means                   , 2003 or such other date as the Parties unanimously agree.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be uly executed and delivered by the Parties as of the day and year first above written.

USA BROADBAND, INC. a Delaware corporation

By:
Name:	Grant Miller
Title:	Chief Financial Officer

LAS AMERICAS BROADBAND, INC. a Colorado corporation

By:
Name:	Richard G. Lubic
Title:	President

Cable California S.A. de C.V., a Mexican corporation

By:
Name:	Richard G. Lubic
Title:	President

dick clark international cable ventures, a Turks and Caicos entity

By:
Name:	Richard G. Lubic
Title:	President

Carlos Busamante, Sr., an Individual